                                                                    EXHIBIT 5





                                       April 17, 1996



Board of Directors
Norwest Corporation
Norwest Center
Sixth and Marquette
Minneapolis, Minnesota 55479-1000

Ladies and Gentlemen:

     In connection with the proposed registration under the Securities Act of 1933, as amended, of up to 1,300,000 shares of the common stock (the "Shares"), par value $1 2/3 per share, of Norwest Corporation (the "Corporation"), a Delaware corporation, which are proposed to be issued by the Corporation in connection with the merger (the "Merger") of a wholly owned subsidiary of the Corporation with AmeriGroup, Incorporated, a Delaware corporation, I have examined such corporate records and other documents, including the Registration Statement on Form S-4 relating to the Shares, and have reviewed such matters of law as I have deemed necessary for this opinion, and I advise you that in my opinion:

     1. The Corporation is a corporation duly organized and existing under the laws of the State of Delaware.

     2. All necessary corporate action on the part of the Corporation has been taken to authorize the issuance of the Shares in connection with the Merger, and, when issued as described in the Registration Statement, the Shares will be legally and validly issued, fully paid, and nonassessable.

     I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,



                                       /s/ Stanley S. Stroup
                                       Executive Vice President
                                       and General Counsel